FOR RELEASE: March 1, 2004

Charter Completes Sale to Atlantic Broadband

ST. LOUIS - Charter Communications, Inc. (Nasdaq: CHTR) today announced completion of the sale by its subsidiaries of various non-strategic assets to Atlantic Broadband Finance, LLC for net proceeds of approximately $735 million, subject to post-closing adjustments and an anticipated second closing on approximately 2,600 customers in New York. The sale, which was announced in September 2003, includes cable television systems in Miami Beach, Western Pennsylvania, the Maryland/Delaware Peninsula and West Virginia.

Charter President and CEO Carl Vogel said proceeds from the sale will be used to repay bank debt and increase liquidity.

"This transaction is in keeping with our disciplined approach to reduce debt and improve our balance sheet," Mr. Vogel said. "It provides for greater operational focus in other key markets, and is part of a longer term strategy to dispose of non-strategic assets."

As of the closing date, the systems being sold represent approximately 228,500 video customers.

Daniels & Associates represented Charter in the transaction.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed Internet Service™. Charter also provides business to business video, data and Internet protocol (IP) solutions through its Commercial Services Division. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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Charter Contacts:

Reporters:
David Andersen
314-543-2213

Analysts:
Derek Chang
314-543-2302

Atlantic Broadband Contact:

Donna Garofano
312-927-2773
617-786-8800